CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 17 to Registration Statement No. 33-12531 of Prudential Allocation Fund of our report dated September 7, 1995, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.




Deloitte & Touche LLP
New York, New York
December 12, 1995